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                                                                    Exhibit 23.1
                                                                    ------------

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference of our report on TeleSpectrum Worldwide Inc. dated July 15, 1996; NBG Services, Inc. dated May 8, 1996; Harris Direct Marketing, Inc. and Harris Fulfillment, Inc. dated April 19, 1996; The Reich Group Companies dated April 24, 1996; The Response Center, Inc. and The Tab House, Inc. dated April 26, 1996; and TeleSpectrum, Inc. and TeleSpectrum Training Services, Inc. dated April 17, 1996 included in the TeleSpectrum Worldwide Inc. final prospectus filed on August 8, 1996 and to all references to our Firm included in this Registration Statement.


                                                     ARTHUR ANDERSEN LLP



     Philadelphia, Pennsylvania

     January 22, 1997